EXHIBIT 10.1

AMENDMENT NO. 2

to the

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDMENT (“Amendment No. 2”) made effective as of March 30th, 2025 (the “Effective Date”), by and between Ralph Lauren Corporation, a Delaware corporation (the “Company”), and Halide Alagoz (the “Executive”).

WHEREAS, the Executive and the Company entered into an amended and restated employment agreement made effective as of February 14th, 2021, which was amended effective as of April 10th, 2022 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive wish to amend the Employment Agreement in certain respects.

NOW, THEREFORE, intending to be bound, the parties hereby agree as follows.

1.        Section 1.4(a) is amended in its entirety to read as follows, effective as of the Effective Date.

“Base Compensation. In consideration of her services during the Term, the Corporation shall pay the Executive cash compensation at an annual rate of not less than one million dollars ($1,000,000) (as may be increased from time to time, “Base Compensation”), less applicable withholdings. Executive’s Base Compensation shall be subject to such increases as may be approved by the Board or Management. The Base Compensation shall be payable as current salary pursuant to the Corporation’s normal payroll practices, in installments not less frequently than monthly, and at the same rate for any fraction of a month unexpired at the end of the Term.”

2.       The Section entitled ‘Base Salary” in the Term Sheet attached to the Employment Agreement and incorporated therein by reference (the ‘Term Sheet”), is amended to read in its entirety as follows, effective as of the Effective Date:

“Base Salary: $1,000,000 annually (less all applicable local, state and federal taxes and other deductions).”

3.       The Section entitled “Long Term Incentive Plan” in the Term Sheet is amended in its entirety to read as follows, effective as of the Effective Date:

“You will be eligible to participate in the Ralph Lauren Corporation 2019 Long-Term Stock Incentive Plan (“LTSIP”) or any successor plan. Stock awards are subject to ratification by the Talent, Culture & Total Rewards Committee of the Board of Directors (“Talent Committee”). In accordance with the terms of the LTSIP, you will continue to be eligible to receive an annual stock award at the same time as other executives receive their annual grant, with a target grant value of $2,000,000 beginning with the Fiscal 2026 grant cycle, anticipated to be in summer 2025.”

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4.       Except as amended and/or modified by this Amendment No. 2, the Employment Agreement is hereby ratified and confirmed and all other terms of the Employment Agreement shall remain in full force and effect, unaltered and unchanged by this Amendment No. 2. Capitalized terms used and not defined herein shall have the meanings given to them in the Employment Agreement.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 2, made effective as of the Effective Date, to be duly executed and the Executive has hereunto set her hand on the date first set forth below.

RALPH LAUREN CORPORATION

By:	/s/ Roseann Lynch
Roseann Lynch
Chief People Officer & Head of the RL Foundation

Date:	03/29/2025

EXECUTIVE

/s/ Halide Alagoz
Halide Alagoz

Date:	03/29/2025

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